Exhibit (a)(8)

Vista Equity Partners Commences Tender Offer for All Outstanding Shares of Websense, Inc.

— Previously-Announced Offer Price of $24.75 Per Share in Cash —

SAN DIEGO — May 28, 2013 — Websense, Inc. (NASDAQ: WBSN) (the “Company” or “Websense”) and Vista Equity Partners today announced that Tomahawk Merger Sub, Inc. has commenced the previously-announced tender offer for all of the outstanding shares of common stock of the Company at a price of $24.75 per share, net to the seller in cash without interest. Tomahawk Merger Sub, Inc. and its parent company, Tomahawk Acquisitions, LLC, are affiliated with Vista Equity Partners Fund IV, L.P.

On May 20, 2013, the Company and Vista Equity Partners announced that the Company and affiliates of Vista Equity Partners had entered into a definitive merger agreement pursuant to which the tender offer would be made. Pursuant to the merger agreement, after completion of the tender offer and the satisfaction or waiver of certain conditions, the Company will merge with Tomahawk Merger Sub, Inc., and all outstanding shares of the Company’s common stock (other than shares held by Tomahawk Acquisitions, LLC, Tomahawk Merger Sub, Inc., or the Company and shares held by the Company’s stockholders who are entitled to and properly demand and perfect appraisal of such shares pursuant to the applicable provisions of Delaware law) will be automatically cancelled and converted into the right to receive cash equal to the $24.75 offer price per share. In certain cases, the parties have agreed to proceed with a one-step merger transaction if the tender offer is not completed.

After careful consideration, the board of directors of the Company has determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are advisable and in the best interests of the Company and its stockholders. Accordingly, the Board of Directors has recommended that the Company’s stockholders tender their Shares to Purchaser pursuant to the Offer and, if required by applicable law, vote in favor of the adoption and approval of the merger agreement.

Tomahawk Acquisitions, LLC and Tomahawk Merger Sub, Inc. are filing with the Securities and Exchange Commission (the “SEC”) today a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms of the tender offer. Additionally, the Company will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of the Company’s board of directors that the Company’s stockholders tender their shares into the tender offer.

The completion of the tender offer is subject to conditions, including, among others, the satisfaction of a minimum tender condition, the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the receipt of proceeds under executed bank commitment letters.

The tender offer and withdrawal rights are scheduled to expire at 9:00 a.m., New York City time, on Tuesday, June 25, 2013, unless extended or earlier terminated in accordance with the terms of the merger agreement.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN) is a global leader in protecting organizations from the latest cyber attacks and data theft. Websense TRITON comprehensive security solutions unify web security, email security, mobile security and data loss prevention (DLP) at the lowest total cost of ownership. Tens of thousands of enterprises rely on

Websense TRITON security intelligence to stop advanced persistent threats, targeted attacks and evolving malware. Websense prevents data breaches, intellectual property theft and enforces security compliance and best practices. A global network of channel partners distributes scalable, unified appliance- and cloud-based Websense TRITON solutions. Websense TRITON stops more threats, visit www.websense.com/proveit to see proof. To access the latest Websense security insights and connect through social media, please visit social.websense.com. For more information, visit www.websense.com and www.websense.com/triton.

About Vista Equity Partners

Vista Equity Partners, a U.S. based private equity firm with offices in San Francisco, Chicago and Austin, currently invests over $7 billion in capital committed to dynamic, successful technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For further information please visit www.vistaequitypartners.com.

Important Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Websense.

The offer to buy securities of Websense described in this press release will be made only pursuant to the offer to purchase and related materials that Vista has filed on Schedule TO with the SEC. In addition, Websense has filed its recommendation of the tender offer on Schedule 14D-9 with the SEC. In connection with the proposed transaction, Websense will also file a proxy statement with the SEC. Additionally, Websense and Vista will file other relevant materials in connection with the proposed acquisition of Websense by Vista pursuant to the terms of the merger agreement. INVESTORS AND STOCKHOLDERS OF WEBSENSE ARE ADVISED TO READ THE SCHEDULE TO, THE SCHEDULE 14D-9, AND THE PROXY STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER OR MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the Schedule TO, Schedule 14D-9 and proxy statement, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s Web site at www.sec.gov or at Websense’s Web site at www.websense.com. The Schedule TO, Schedule 14D-9 and proxy statement, as each may be amended or supplemented from time to time, and such other documents may also be obtained, when available, for free from Websense by directing such request via email to akauffman@websense.com , or in writing to Investor Relations at our corporate headquarters, at 10240 Sorrento Valley Road, San Diego, California 92121.

Websense, Vista and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from Websense’s stockholders in connection with the proposed transaction. Further, such persons may have direct or indirect interests in the proposed transaction due to, among other things, securities holdings, pre-existing or future indemnification arrangements, vesting of equity awards, or rights to severance payments or bonuses in connection with the proposed transaction. Information concerning the interests of these persons will be set forth in the Schedule 14D-9 and proxy statement relating to the proposed transaction when it becomes available.

Statements in this press release that relate to future results and events are forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934 based on Websense’s current expectations regarding the proposed transaction. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. There can be no assurances that a transaction will be consummated. Other risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, if at all, Websense’s business may experience significant disruptions due to transaction-related uncertainty or other factors that the parties are unable to successfully implement integration strategies; and other risks that are described in Websense’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in its subsequently filed SEC reports. Websense does not undertake any obligation to update these forward-looking statements except to the extent otherwise required by law.

Investor Contact:

Avelina Kauffman

Websense, Inc.

(858) 320-9364

akauffman@websense.com

Media Contact:

The Abernathy McGregor Group

Jim Lucas

(213) 630-6550

(310) 994-6748